Exhibit 10.33

September 30, 2003

Employment Agreement

Lars Lindell

interWAVE Communications

Dear Lars,

The following employment terms supercede and replace all previous oral and/or written agreements between interWAVE Communications International Ltd. (Company), its subsidiaries and all affiliated entities and Lars Lindell.

With informed review and consent of mutual parties, this agreement will be effective upon signatures of the President and Chief Executive Officer and you.

A. Title	Vice President & General Manager of the iWAVE CDMA Division of interWAVE located in Walnut Creek, CA.

B. Reporting	President & Chief Executive Officer (CEO) of interWAVE

C. Responsibilities

General Manager of the iWAVE CDMA Division headquartered in Walnut Creek, CA.  Responsibilities include management of the Company’s resources focused on CDMA design, outsourced manufacturing, marketing, customer services and support of Sales Channels including interWAVE and potential partners.

D. Employee Status	Full time employee

E. Compensation	$190,000 USD annual salary paid biweekly, less applicable taxes.

F. Cash Bonus	$75,000 per annum cash bonus based on meeting and or exceeding mutually agreed to CDMA objectives associated with market penetration, revenues, new orders, expenses and new product introduction.

G. Stock Option	An incentive stock option of 40,000 shares vesting over a period of four years under the Company’s Employee Stock Option Plan.

H. Automobile	A taxable monthly allowance of $400 USD automobile allowance

I. Relocation

In lieu of relocation the Company will pay for all reasonable coach travel expenses (booked in accordance with the Company’s travel policy and booked through the Company’s travel agent) associated with returns trip once every other month for a period of one year to Amsterdam, Netherlands.  During each trip, you will continue to provide direction and be responsible for the operation in a Home Office environment.  At the end of one year the Company and you will come to an agreement on relocation of your family to the United States.  At a minimum the Company will provide air travel for you, your spouse and children and a reasonable amount of household effects.  In Addition, a per diem of $150 for a period of thirty days.

Employment Agreement	Initials LL / 9/30/03
Lars Lindell

J. Benefit Coverage	Medical, Dental and Vision as a part of the standard benefit plan of the Corporation for you, your spouse and family.

K. Vacation & Sick Leave	Annual vacation and sick leave in accordance with the Corporations Human Resource Plan.

L. Insurance	Officers indemnification in accordance with the terms and conditions of the Directors & Officer Insurance. Policy and Indemnification Agreement.

M. Severance	In the event of termination without cause, the following compensation has been approved:

(1)          Continuation of salary.  The equivalent of six (6) months of then current base salary to be divided into thirteen (13) payments paid in regular biweekly payroll periods over a period of six months beyond the last day of active employment up to the effective date of termination.

(2)          Benefits coverage for you and your family (medical, dental and vision) at the level of coverage then in effect for a period of six (6) months beyond the last day of active employment up to the effective date of termination.

(3) Continued stock vesting for a period of one (1) year including the period of salary and benefit continuation cited in (1) and (2).

(4)          the Company will continue to provide Officers indemnification, subject to the terms and conditions of the Company’s Directors and Officers Insurance Policy and Indemnification Agreement for the term of your employment and the period noted in (1).

(5) In addition, Company will apply any other exit policy and benefits as are then current and applicable to an employee of the Company.

In the event of Change of Control and termination without cause, items (1), (2), (4) and (5) will apply.  All “unvested shares” shall become “fully vested” with a combination of Change of Control and termination without cause.

In the event of termination for cause, the Company shall not have any obligations for payments, benefits, damages, awards or compensation to you other than as provided by then existing employee plans or policies at the time of termination.

N. Assumtion by Successor.

This Agreement shall be binding upon the successors and assigns of the parties hereto, including any acquirer of the capital stock of the Company whether by merger, consolidation, reorganization or other similar business combination transaction.  In the event of sale of all or substantially all of the assets of the Company, the Company shall use all commercially reasonable efforts to cause the acquirer to assume this Agreement and the obligations of the Company hereunder.

O. At-Will Employment

Notwithstanding termination and the terms of severance above, you should be aware that your employment with Company is for no specified period and constitutes “at-will” employment.  As a result, you are free to terminate your employment at anytime, for any reason or for no reason.  Similarly, the Company is free to terminate your employment or demote, promote, or change your compensation, benefits, duties or location of work at any time, for any reason or for no reason.  In the event of termination of your employment, you will not be entitles to any payments, benefits, damages, awards or compensation of the than as ,may otherwise be available in accordance with the Company’s established employee plans and policies at the time of termination.

P. Confidentiality	You shall continue to be governed by the terms of the employment & Proprietary Agreement, Non-Disclosure and Confidentiality Agreement and

Indemnification Agreement between the Company and yourself during your employment with the Company and any subsequent period covered in these agreements.  You should advise the CEO in writing of any conflict or potential conflict or submit to the CEO for determination of any potential conflict of interest during your employment and covered subsequent period.

All other terms and conditions of employment remain the same.  There shall be no amendment to these employment terms and conditions unless by mutual written consent of the parties.

I hop that you will accept the terms and we can work to further the goals and ensure the success of the Company.

Sincerely,

/s/ ERWIN LEICHTLE	9/30/03
Erwin Leichtle	Date
President & Chief Executive Officer

☒  I have received and reviewed the terms of this Employment Agreement.

☒  I accept the terms of this Employment Agreement.

/s/ LARS LINDELL	9/30/03
Lars Lindell	Date

cc:  Human Resources / personnel file L. Lindell